Exhibit 99.1

Ingles Markets, Incorporated Reports Sales and Net Income for First Quarter Fiscal 2016

ASHEVILLE, N.C.--(BUSINESS WIRE)--February 8, 2016--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported higher grocery sales for the three months ended December 26, 2015 compared with the three months ended December 27, 2014. Grocery sales (excluding gasoline sales) rose 2.6% over the comparative quarters. Net income totaled $13.0 million for the quarter ended December 26, 2015 compared with $15.0 million for the quarter ended December 27, 2014.

Gasoline gross profit was substantially higher during last year’s first fiscal quarter compared with this year’s first fiscal quarter. Personnel-related costs were also higher.

Robert P. Ingle II, Chief Executive Officer, stated, “We are very pleased with the continued growth in our grocery sales and will continue to provide value to our customers both inside the store and at our fuel locations.”

First Quarter Results

Net sales totaled $951.1 million for the quarter ended December 26, 2015, compared with $964.5 million for the quarter ending December 27, 2014, a decrease of $13.4 million. Gasoline gallons sold increased, but gasoline dollar sales were $29.4 million lower comparing the December 2015 quarter with the December 2014 quarter, as the average per gallon sales price decreased by approximately 29%. Comparable store sales, excluding gasoline, increased 2.3%. The number of customer transactions (excluding gasoline) increased slightly, while the comparable average transaction size (excluding gasoline) increased 1.7% compared with the same quarter last year.

Gross profit for the December 2015 quarter rose to $225.6 million, or 23.7% of sales. Grocery gross margin (excluding gasoline) decreased three basis points comparing the December 2015 quarter with the December 2014 quarter. Gross profit for the December 2014 quarter was $224.4 million, or 23.3% of sales.

Operating and administrative expenses for the December 2015 quarter totaled $194.1 million, compared with $187.0 million for the December 2014 quarter. Increased personnel and insurance costs accounted for much of the increase, as well as higher maintenance and promotional costs.

Interest expense totaled $12.0 million for each three-month period ended December 26, 2015 and December 27, 2014. Total debt at the end of December 2015 was $924.8 million compared with $960.1 million at the end of December 2014.

Basic and diluted earnings per share for Class A Common Stock were $0.66 and $0.64, respectively, for the quarter ended December 26, 2015, compared with $0.77 and $0.74 per share, respectively, for the quarter ended December 27, 2014. Basic and diluted earnings per share for Class B Common Stock were each $0.60 for the quarter ended December 26, 2015, compared with $0.70 per basic and diluted Class B share for the quarter ended December 27, 2014.

Capital expenditures totaled $40.6 million for the December 2015 quarter, compared with $27.6 million for the December 2014 quarter. The increase is primarily attributable to sites purchased for future store development. During the twelve months ended December 2015, the Company opened one new store, and closed two stores that are currently being rebuilt. Total fiscal 2016 capital expenditures are expected to be between $100 million and $140 million.

The Company currently has lines of credit totaling $175.0 million, of which $124.0 million is currently available. The Company believes its financial resources, including these lines of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2015 Form 10-K.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 201 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

	Quarter Ended
	December 26,	December 27,
	2015	2014
Net sales	$951,114	$964,497
Gross profit	225,639	224,393
Operating and administrative expenses	194,072	186,979
Gain from sale or disposal of assets	64	118
Income from operations	31,631	37,532
Other income, net	605	563
Interest expense	11,977	12,023
Income taxes	7,280	11,033
Net income	$12,979	$15,039

Basic earnings per common share – Class A	$0.66	$0.77
Diluted earnings per common share – Class A	$0.64	$0.74
Basic earnings per common share – Class B	$0.60	$0.70
Diluted earnings per common share – Class B	$0.60	$0.70

Additional selected information:
Depreciation and amortization expense	$25,977	$25,299
Rent expense	$3,353	$3,327

Condensed Consolidated Balance Sheets (Unaudited)

	December 26,	September 26,
	2015	2015
ASSETS
Cash and cash equivalents	$8,549	$7,505
Receivables-net	80,613	66,283
Inventories	341,276	338,644
Other current assets	11,121	11,313
Property and equipment-net	1,226,719	1,211,458
Other assets	19,731	19,624
TOTAL ASSETS	$1,688,009	$1,654,828

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$11,238	$11,368
Accounts payable, accrued expenses and current portion of other long-term liabilities	220,619	240,592
Deferred income taxes	68,869	64,643
Long-term debt	913,513	874,686
Other long-term liabilities	35,060	34,561
Total Liabilities	1,249,299	1,225,850
Stockholders’ equity	438,710	428,978
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,688,009	$1,654,828

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer